Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 21, 2020 (except Note 1, as to which the date is October 21, 2020), in the Registration Statement on Form S-1 (No. 333-249240) and related Prospectus of Caliber Home Loans, Inc for the registration of 26,450,000 shares of its common stock and 2,300,000 shares of its Series A Mandatory Convertible Preferred Stock.

/s/ Ernst & Young LLP

Dallas, TX

October 21, 2020